INNOVATION THAT CAN’T BE COPIED.	News Release
Investor contact: Jeff Stanlis Hayden Communications, Inc. 602.476.1821 Email: jeff@haydenir.com	Document Security Systems, Inc. Robin Pedace Document Security Systems, Inc. 202.870.4081 Email: robin@documentsecurity.com

For Immediate Release

Netherlands Court Rules American-Based Document Security Systems’ Anti-Counterfeiting Patent as Valid

Ruling Clears the Way for Infringement Proceedings
Against ECB and Netherlands Security Printers

ROCHESTER, NY, March 12, 2008 - Document Security Systems, Inc. (AMEX: DMC) (“DSS”), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, announced today that the District Court of the Hague in the Netherlands, ruled that the ECB failed in its bid to invalidate the Company’s European Patent No 0455750B1 (the “Patent”) in the Netherlands. The judgment is the result of a hearing held on December 12, 2007.

Patrick White, CEO of Document Security Systems, commented, “This is a major victory for Document Security Systems and its shareholders. This ruling, as well as our victory in Germany, substantiates the value of our intellectual property portfolio and clears the path for infringement proceedings to begin in the Netherlands. We fully believe that the ECB will appeal this decision, but we do not expect that this likely appeal will impact our ability to move forward with infringement proceedings on our timeline. Here, our focus will be on substantial monetary damages for the unauthorized use of our patented technology by not only the ECB, but printers and third parties as well, including those who print bank notes in other European countries that are used in the Netherlands. We will work closely with our legal counsel, McDermott, Will & Emery amongst others, to establish an infringement strategy to protect the rights of our shareholders.”

Mr. White concluded, “Our goal is a going-forward settlement on these matters as through a deep corporate commitment to internal research and development efforts, we have significantly improved the technology covered by this Patent since its issuance in 1991. Today, we offer much more technologically sophisticated methodologies and we can substantially upgrade the protection on the Euro against modern counterfeiters. We hope to bring this technology and expertise to bear on behalf of the ECB in all of its product areas as well as the redesign of the Euro particularly as we pursue current commercialization strategies in the Netherlands and throughout Europe.”

On August 1, 2005, DSS filed a patent infringement suit in the European Court of First Instance (“CFI”) against the European Central Bank (“ECB”) alleging that the Euro banknotes produced by the ECB infringe DSS' the Patent. Subsequently, DSS received notice that the ECB had filed claims to invalidate the Patent with patent courts in France, Germany, the United Kingdom, the Netherlands, Austria, Italy, Spain, Luxembourg and Belgium. To date, the Patent has been validated in the Netherlands and Germany and the patent has been invalidated in the United Kingdom and France. The CFI ruled on September 5, 2007 that it was not the correct venue for infringement proceedings, which has opened the door for country-by-country infringement litigation.

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About Document Security Systems, Inc.

A rapidly growing security technology company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions, expected future developments and other factors which the Company believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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